Exhibit 99.1

News Release

For Immediate Release

For more information, contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II Updates Expected Closing of Transaction with Delta Group

•    Closing of transaction expected to occur during first quarter of 2006

GALION, Ohio – December 16, 2005 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and installation on-site services and a manufacturer of communications power systems and equipment to the communications industry, announced today that it expects the Delta transaction to close during the first quarter of 2006. As is customary for transactions of this kind, the Securities and Exchange Commission is reviewing the proxy materials that the Company intends to mail to its shareholders detailing the various proposals related to the transaction.

On October 13, 2005, PECO II and the Delta Group signed a definitive agreement pursuant to which PECO II will acquire exclusive rights to certain business and inventory for Delta’s U.S. and Canadian service provider business in exchange for an equity position in PECO II that will enable Delta to become PECO II’s largest shareowner.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Forward-looking statements in this press release include statements about the closing of the Delta transaction.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

About Delta Group

Delta Group is the world’s largest provider of switching power supplies and a major source for power management solutions, components, visual displays, industrial automation, and networking products. Established in 1971, Delta Group has sales offices worldwide and manufacturing plants in Taiwan, Thailand, China, Mexico and Europe. As a global leader in power electronics, Delta is committed to the environment and has implemented green, lead-free production and recycling and waste management programs for many years. Delta’s mission continues to be: “To provide innovative energy-saving products for a better quality of life.” Additional information about Delta Group can be found at www.deltaww.com.

# # #

2